Exhibit 99.2

SAN DIEGO, CA – March 17, 2010 – China Tel Group, Inc. (ChinaTel) (OTCBB: CHTL), a leader in high speed wireless broadband, telecommunications infrastructure, engineering and construction services, today announced that it will expand and accelerate deployment of wireless broadband networks in 12 cities across China and 8 cities in Peru.

ChinaTel’s CEO, George Alvarez, stated, “The funding that we have received to date has allowed us to move forward with the initial phase of our plan to deploy a state-of-the-art broadband network in 12 of China’s largest cities and Peru’s 8 largest cities.  The 12 cities in China cover approximately 250 million people in areas that represent approximately 50 percent of the PRC’s overall gross domestic product.  The 8 cities in Peru cover approximately 17 million people in areas representing approximately 58 percent of Peru’s total population.

The Company’s 12 city deployment in China will upgrade and expand existing networks in the cities of: Beijing, Shanghai, Shenzhen, and add the cities of Guangzhou, Wuhan, Nanjing, ChongQing, Harbin, Xian, XiaMen, QingDao and Kunming. The 8 cities in Peru are Lima, Piura, Trujillo, Chiclayo, Chimbote, Arequipa, Cusco and Ica.

About ChinaTel Group, Inc.
ChinaTel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides fixed telephony, conventional long distance, high-speed wireless broadband and telecommunications infrastructure engineering and construction services. ChinaTel is presently building, operating and deploying networks in Asia and South America: a 3.5GHz wireless broadband system in 29 cities across the People’s Republic of China (PRC) with and for CECT-Chinacomm Communications Co., Ltd., a PRC company that holds a license to build the high speed wireless broadband system; and a 2.5GHz wireless broadband system in cities across Peru with and for Perusat, S.A., a Peruvian company that holds a license to build high speed wireless broadband systems. ChinaTel’s vision remains clear: (i) to acquire and operate wireless broadband networks in key markets throughout the world; (ii) to deliver a new world of communications; and (iii) and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets.  www.ChinaTelGroup.com

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision.

Contacts:
Retail Investors
Tim Matula
China Tel Group, Inc.
Investor Relations
(Toll Free) 1-877-260-9170
investors@chinatelgroup.com

Institutional Investors and Media
KCSA Strategic Communications Contacts:
Investors: Todd Fromer / Marybeth Csaby	Media: Lewis Goldberg
212-896-1215 / 212-896-1236	212-896-1216
tfromer@kcsa.com / mcsaby@kcsa.com	lgoldberger@kcsa.com